METHODE ELECTRONICS, INC. REPORTS FISCAL 2014
THIRD-QUARTER SALES IMPROVE 54 PERCENT YEAR OVER YEAR; EARNINGS PER SHARE INCREASE MORE THAN FOURFOLD

Gross Margins Improve to 20.3 Percent
Quarterly Dividend Increased by 29 Percent

Chicago, IL -March 13, 2014 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced financial results for the Fiscal 2014 third quarter ended February 1, 2014.

Third-Quarter Fiscal 2014
Methode's third-quarter Fiscal 2014 net sales grew $66.8 million, or 54.3 percent, to $189.8 million from $123.0 million in the same quarter of Fiscal 2013.

Net income increased $11.3 million to $14.6 million, or $0.38 per share, in the third quarter of Fiscal 2014 from $3.3 million, or $0.09 per share, in the same period of Fiscal 2013.

Year over year, Fiscal 2014 third-quarter net income benefitted from:

•	higher sales volumes in the Automotive, Interconnect and Power Products segments;

•	increased efficiencies due to higher sales and vertical integration of painting and laser-etching capabilities in the Automotive segment; and

•	favorable raw material commodity pricing and product mix in the Power Products segment.

Year over year, Fiscal 2014 third-quarter net income was negatively affected by:

•	higher bonus and other wage expense of $2.1 million;

•	higher performance-based compensation expense of $1.6 million;

•	higher legal and other professional fee expense of $1.3 million;

•	higher travel and other general expense of $0.9 million;

•	higher income tax expense of $0.5 million; and

•	higher development expense of $0.3 million.

Consolidated gross margins as a percentage of sales improved to 20.3 percent in the Fiscal 2014 third quarter compared to 16.3 percent in the Fiscal 2013 period as a result of increased manufacturing efficiencies related to higher sales and vertical integration in the Automotive segment, as well as favorable raw material commodity pricing and product mix in the Power Products segment, partially offset by manufacturing inefficiencies within the Other segment as a result of lower torque sensing sales volumes.

Selling and administrative expenses as a percentage of net sales decreased to 11.6 percent for the Fiscal 2014 third quarter compared to 12.9 percent in the same period last year. Selling and administrative expenses increased $6.2 million, or 39.0 percent, to $22.1 million in the Fiscal 2014 third quarter compared to $15.9 million in the prior-year third quarter due primarily to higher performance-based compensation expense and higher bonus, legal, travel and development expenses.

Methode Electronics, Inc. Reports Fiscal 2014 Third-Quarter Financial Results

In the Fiscal 2014 third quarter, income tax expense increased $0.5 million, or 55.6 percent, to $1.4 million from $0.9 million for the Fiscal 2013 period. Income tax expense for both periods primarily relates to income taxes on foreign profits.

Third-Quarter Fiscal 2014 Segment Comparisons
Comparing the Automotive segment's Fiscal 2014 third quarter to the same period of Fiscal 2013,

•	Net sales increased 73.5 percent attributable to

•
a 200.5 percent sales improvement in North America due to sales of the General Motors' center console program launched in Fiscal 2014, as well as higher demand for the Ford center console program and transmission lead frame assembly products;

•	a 25.2 percent sales increase in Europe primarily driven by new product launches and currency rate fluctuations; and

•	a 17.5 percent sales improvement in Asia attributable to increased steering-angle sensor and transmission lead frame assembly product sales.

•	Gross margins as a percentage of sales improved to 19.3 percent from 12.5 percent due to increased efficiencies as a result of higher sales and vertical integration.

•	Income from operations increased 442.4 percent due to higher sales, improved manufacturing efficiencies and vertical integration, partially offset by higher selling and administrative expenses.

Comparing the Interconnect segment's Fiscal 2014 third quarter to the same period of Fiscal 2013,

•	Net sales increased 28.5 percent attributable to

•	a 38.0 percent sales improvement in North America due to higher appliance, data solution products and radio remote control sales; and

•	an 18.2 percent sales improvement in Europe attributable to higher demand for radio remote control products, partially offset by lower sensor sales; partially offset by

•	a 22.9 percent sales decrease in Asia driven by lower legacy product sales due to the planned exit of a product line.

•	Gross margins as a percentage of sales declined to 24.1 percent from 25.0 percent due primarily to manufacturing inefficiencies related to sales mix.

•	Income from operations grew 37.8 percent due to improved sales volumes partially offset by increased severance and development costs.

Comparing the Power Products segment's Fiscal 2014 third quarter to the same period of Fiscal 2013,

•	Net sales improved 40.6 percent attributable to

•	an 18.8 percent sales increase in North America due to higher demand for PowerRail and associated products, partially offset by lower heat sink demand;

•	a 328.6 percent sales improvement in Europe attributable to by-pass switch and electric vehicle busbar sales; and

•	a 36.1 percent sales increase in Asia driven by increased busbar and cabling products sales.

•
Gross margins as a percentage of sales improved to 18.9 percent from 16.4 percent due to higher sales, lower product development costs, favorable raw material commodity pricing and favorable product mix.

•
Income from operations increased 320.0 percent due to higher sales, lower product development costs, favorable raw material commodity pricing, favorable product mix and lower selling and administrative expenses.

Nine-Month Period Fiscal 2014
Methode's nine-month Fiscal 2014 net sales grew $176.4 million, or 47.5 percent, to $547.9 million from $371.5 million in the Fiscal 2013 period.

Methode Electronics, Inc. Reports Fiscal 2014 Third-Quarter Financial Results

Net income increased $17.3 million to $47.9 million, or $1.26 per share, in the Fiscal 2014 nine months compared to $30.6 million, or $0.81 per share, in the same period of Fiscal 2013. In the Fiscal 2013 second quarter, the Company and various Delphi parties agreed to settle all Delphi related litigation matters. In addition to resolving all claims between the parties, the Company assigned certain patents to Delphi and entered into a non-compete with respect to the related technology. In exchange, the Company received payment of $20.0 million. The Company recorded a gain of $20.0 million in the Fiscal 2013 second quarter related to the settlement. Excluding the impact of the $20.0 million gain recorded in connection with the legal settlement and its effect on income tax expense, Methode's Fiscal 2013 nine-month net income was $11.4 million, or $0.30 per share compared to $47.9 million, or $1.26 per share, in the Fiscal 2014 period.

Year over year, Fiscal 2014 nine-month net income benefitted from:

•	higher sales volume in the Automotive, Interconnect and Power Products segments;

•	increased efficiencies due to higher sales and vertical integration of painting and laser-etching capabilities in the Automotive segment;

•	favorable raw material commodity pricing and product mix in the Power Products segment; and

•	lower income tax expense of $0.3 million.

Year over year, Fiscal 2014 nine-month net income was negatively affected by:

•	the absence of the gain recorded in connection with the legal settlement (as discussed above) of $20.0 million;

•	higher performance-based compensation expense of $4.6 million;

•	higher bonus and other wage expense of $4.0 million;

•	higher travel and other general expense of $1.5 million;

•	the absence of a one-time reversal of accruals related to a customer bankruptcy in the Fiscal 2013 second quarter of $1.1 million;

•	higher professional services expense of $0.7 million; and

•	higher development expense of $0.4 million.

Consolidated gross margins as a percentage of sales improved to 20.8 percent in the Fiscal 2014 first nine months compared to 17.2 percent in the Fiscal 2013 period as a result of increased efficiencies related to higher sales and vertical integration in the Automotive segment, as well as favorable raw material commodity pricing and product mix in the Power Products segment.

Selling and administrative expenses as a percentage of net sales decreased to 11.1 percent for the Fiscal 2014 first nine months compared to 13.0 percent in the same period last year. Selling and administrative expenses increased $12.3 million, or 25.5 percent, to $60.6 million in the Fiscal 2014 first nine months compared to $48.3 million in the prior-year period due primarily to higher performance-based compensation expense and higher marketing, travel, stock award and intangible asset amortization expenses, partially offset by lower legal expense, and the absence of a one-time reversal of accruals related to a customer bankruptcy in the Fiscal 2013 second quarter.

In the Fiscal 2014 first nine months, income tax expense decreased $0.3 million, or 6.7 percent, to $4.2 million from $4.5 million for the Fiscal 2013 period. Income tax expense for both periods primarily relates to income taxes on foreign profits.

Nine-Month Fiscal 2014 Segment Comparisons
Comparing the Automotive segment's Fiscal 2014 first nine months to the same period of Fiscal 2013,

•	Net sales increased 59.0 percent attributable to

•	a 142.1 percent sales improvement in North America due to sales of the General Motors'

Methode Electronics, Inc. Reports Fiscal 2014 Third-Quarter Financial Results

center console program launched in Fiscal 2014, as well as higher Ford Center Console and transmission lead frame products sales;

•	a 22.7 percent sales increase in Europe primarily driven by new product launches and currency rate fluctuations; and

•	a 15.1 percent sales improvement in Asia attributable to increased steering-angle sensor and transmission lead frame assembly product sales.

•	Gross margins as a percentage of sales improved to 19.0 percent from 13.6 percent due to increased efficiencies related to higher sales and vertical integration.

•
Income from operations increased 49.1 percent due to higher sales and improved efficiencies due to the vertical integration, partially offset by the absence of the gain recorded in connection with the legal settlement and the reversal of various accruals in last year’s second quarter, as well as higher bonus and travel expenses. Excluding the impact of the gain recorded in connection with the legal settlement in the Fiscal 2013 second quarter, income from operations improved 289.5 percent in the first nine months of Fiscal 2013.

Comparing the Interconnect segment's Fiscal 2014 first nine months to the same period of Fiscal 2013,

•	Net sales increased 32.4 percent attributable to

•	a 46.0 percent sales improvement in North America due to higher appliance, data solution products and radio remote control sales; and

•	a 4.4 percent sales increase in Europe driven by higher radio remote control sales partially offset by lower sensor sales; partially offset by

•	a 13.1 percent sales decline in Asia attributable to reduced legacy product sales due to the planned exit of a product line.

•	Gross margins as a percentage of sales decreased to 25.5 percent from 26.6 percent due primarily to manufacturing inefficiencies related to sales mix.

•	Income from operations grew 52.8 percent due to improved sales volumes partially offset by manufacturing inefficiencies and higher selling and administrative expenses.

Comparing the Power Products segment's Fiscal 2014 first nine months to the same period of Fiscal 2013,

•	Net sales improved 44.1 percent attributable to

•	a 21.7 percent sales increase in North America due to higher demand for PowerRail and associated products, partially offset by lower heat sink demand;

•	a 481.3 percent sales improvement in Europe attributable to by-pass switch and electric vehicle busbar sales; and

•	a 30.0 percent sales increase in Asia driven by increased busbar and cabling products sales.

•	Gross margins as a percentage of sales improved to 22.1 percent from 15.0 percent due to favorable raw material commodity pricing and favorable product mix.

•	Income from operations increased to $7.9 million from $0.6 million due to higher sales, favorable raw material commodity pricing, favorable product mix and lower selling and administrative expenses.

Dividend Increase
Methode’s board of directors approved a 29 percent increase in the quarterly cash dividend on the Company’s common stock from $0.07 to $0.09 per share. The dividend is payable May 2, 2014 to shareholders of record on April 18, 2014.

Subsequent Event
On February 10, 2014, as part of the sale of Lumidigm, Methode’s investment interest in this biometric sensing company, with a cost basis of $4.0 million, was sold. The Company’s portion of the proceeds from the sale is $7.2 million, which will result in a pre-tax gain of approximately $3.2 million (about $

Methode Electronics, Inc. Reports Fiscal 2014 Third-Quarter Financial Results

0.08 per share) in the fourth quarter of Fiscal 2014. The Company continues to hold an exclusive license from Lumidigm in certain transportation markets.

Guidance
Methode has reiterated its full-year Fiscal 2014 sales guidance range of $720 to $750 million and earnings per share guidance range of $1.70 to $1.90. The guidance ranges for Fiscal 2014 are based upon management's current expectations regarding a variety of factors and involve a number of risks and uncertainties, including the following significant factors and assumptions considered by management in preparing this guidance:

•	the launch of significant awards previously announced and the corresponding sales volumes and timing thereof for certain makes and models of automobiles, trucks and SUVs for Fiscal 2014;

•	the uncertainty of the European economy;

•	the finished goods position of large customers;

•	foreign exchange gains or losses;

•	an effective tax rate below 10 percent, and no significant changes in tax valuation allowances;

•	compensation expense related to tandem cash awards; and

•	no future unusual or one-time items.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “In the third quarter, revenue grew 54 percent, earnings per share improved over fourfold and gross margins increased 400 basis points. Year over year, first nine-month revenue grew over 47 percent, earnings per share improved over fourfold, excluding last year’s legal settlement, and consolidated gross margins improved 360 basis points.

Comparing the third quarter to the second quarter, operating and selling and administrative expenses as a percentage of sales were about 1.1 percent higher, primarily the result of salary expense during the holiday shutdowns, which impacted our margins. Further, in the Interconnect and Power Product segments, lower sequential sales, unfavorable sales mix and increased development expenses affected our profitability. We expect similar results for these segments in the fourth quarter.”

Mr. Duda concluded, “Consistent with our commitment of returning capital to our stockholders, we are pleased to increase our quarterly cash dividend by 29 percent. Our business continues to generate strong operating cash flows driven by our success in providing customers with highly engineered, customized products, enabling us to continue to invest in strategic growth opportunities, while also returning capital to stockholders and improving shareholder value.”

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-8033 (domestic) or (201) 689-8033 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through April 12 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Conference ID number 13577316.On the Internet, a replay will be available for 30 days through the

Methode Electronics, Inc. Reports Fiscal 2014 Third-Quarter Financial Results

Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) customary risks related to conducting global operations; (4) timing, quality and cost of new program launches; (5) ability to avoid design or manufacturing defects; (6) ability to compete effectively; (7) dependence on the availability and price of raw materials; (8) dependence on our supply chain; (9) downturns in the automotive industry or the bankruptcy of certain automotive customers; (10) ability to keep pace with rapid technological changes; (11) ability to protect our intellectual property; (12) ability to withstand price pressure; (13) location of a significant amount of cash outside of the U.S.; (14) the recognition of goodwill impairment and long-lived asset charges; (15) currency fluctuations; (16) ability to successfully benefit from acquisitions and divestitures; (17) ability to withstand business interruptions; (18) income tax rate fluctuations; (19) a breach of our information technology systems; and (20) the cost and implementation of SEC disclosure and reporting requirements regarding conflict minerals.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	February 1, 2014	January 26, 2013	February 1, 2014	January 26, 2013

Net sales	$189,753	$122,982	$547,933	$371,478

Cost of products sold	151,269	102,949	434,085	307,686

Gross profit	38,484	20,033	113,848	63,792

Selling and administrative expenses	22,103	15,776	60,606	48,250
Income from settlement	—	—	—	(20,000)

Income from operations	16,381	4,257	53,242	35,542

Interest expense, net	88	20	265	27
Other expense, net	270	114	763	609

Income before income taxes	16,023	4,123	52,214	34,906

Income tax expense	1,431	855	4,169	4,519

Net income	14,592	3,268	48,045	30,387

Less: Net income/(loss) attributable to noncontrolling interest	(6)	(57)	35	(189)
NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$14,598	$3,325	$48,010	$30,576

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.38	$0.09	$1.27	$0.82
Diluted	$0.38	$0.09	$1.26	$0.81
Cash dividends:
Common stock	$0.07	$0.07	$0.21	$0.21
Weighted average number of Common Shares outstanding:
Basic	38,051,772	37,413,490	37,780,506	37,406,270
Diluted	38,474,129	37,995,292	38,123,192	37,937,894

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)

	As of	As of
	February 1, 2014	April 27, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$96,779	$65,811
Accounts receivable, net	134,881	119,816
Inventories:
Finished products	16,358	11,736
Work in process	10,443	10,220
Materials	52,405	37,973
	79,206	59,929
Deferred income taxes	3,415	3,313
Prepaid and refundable income taxes	252	326
Prepaid expenses and other current assets	10,466	9,459
TOTAL CURRENT ASSETS	324,999	258,654
PROPERTY, PLANT AND EQUIPMENT	318,100	297,255
Less allowances for depreciation	215,445	198,897
	102,655	98,358
GOODWILL	12,935	12,907
INTANGIBLE ASSETS, net	15,182	16,466
PRE-PRODUCTION COSTS	14,616	11,511
OTHER ASSETS	36,827	37,043
	79,560	77,927
TOTAL ASSETS	$507,214	$434,939
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$70,887	$61,541
Other current liabilities	27,977	28,930
TOTAL CURRENT LIABILITIES	98,864	90,471
LONG-TERM DEBT	50,000	43,500
OTHER LIABILITIES	3,416	3,294
DEFERRED COMPENSATION	12,852	8,090
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 39,262,168 and 38,455,853 shares issued as of February 1, 2014 and April 27, 2013, respectively	19,631	19,228
Additional paid-in capital	88,679	81,472
Accumulated other comprehensive income	20,389	15,680
Treasury stock, 1,342,188 shares as of February 1, 2014 and April 27, 2013	(11,377)	(11,377)
Retained earnings	224,502	184,368
TOTAL METHODE ELECTRONICS, INC. SHAREHOLDERS’ EQUITY	341,824	289,371
Noncontrolling interest	258	213
TOTAL EQUITY	342,082	289,584
TOTAL LIABILITIES AND EQUITY	$507,214	$434,939

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
($ in thousands)

	Nine Months Ended
	February 1, 2014	January 26, 2013
OPERATING ACTIVITIES
Net income	$48,045	$30,387
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation	15,946	11,622
Amortization of intangibles	1,332	1,278
Amortization of stock awards and stock options	2,596	2,472
Changes in operating assets and liabilities	(18,836)	(12,828)
Other	268	(30)
NET CASH PROVIDED BY OPERATING ACTIVITIES	49,351	32,901

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23,516)	(30,013)
Acquisition of businesses	—	(1,434)
NET CASH USED IN INVESTING ACTIVITIES	(23,516)	(31,447)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	5,014	—
Cash dividends	(7,876)	(7,781)
Proceeds from borrowings	28,500	28,500
Repayment of borrowings	(22,000)	(36,500)
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES	3,638	(15,781)

Effect of foreign currency exchange rate changes on cash	1,495	905

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	30,968	(13,422)
Cash and cash equivalents at beginning of period	65,811	86,797
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$96,779	$73,375